Exhibit 10.4

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT, is entered into as of this 15th day of September, 1999 by and between Integrated Technology USA, Inc. (the "Company"), a Delaware corporation c/o Madison Partners, 444 Madison Avenue, 38th Floor, New York, New York 10022, and Harvey Wrubel residing at 670 South Forest Drive, Teaneck, New Jersey 07666 (the "Executive").

W I T N E S S E T H:

WHEREAS, Empire Resources, Inc. ("ERI") and the Company are merging (the "Merger");

WHEREAS, the Executive is currently employed by ERI;

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company effective upon the consummation of the Merger; and

WHEREAS, the Company and the Executive desire to set forth the terms and conditions of such employment.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Term of Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment, in accordance with the terms and conditions set forth herein, for a term (the "Employment Term") commencing on the effective date of the Merger (the "Effective Date") and terminating, unless otherwise terminated earlier in accordance with Section 5 hereof, on December 31, 2002 (the "Original Employment Term"), provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 5 hereof, for successive additional two (2) year periods (the "Additional Terms"), unless, at least ninety (90) days prior to the end of the Original Employment Term or the then Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term.

2. Position and Responsibilities. During the Employment Term, the Executive shall serve as an executive officer of the Company with the initial title of Vice President of Sales of the Company and the Executive shall report to the Chief Executive Officer of the Company. The Executive shall perform such services consistent with his position as may be assigned to him from time to time by the Chief Executive Officer of the Company. The Executive shall devote substantially all of his business time, attention and energies to the performance of his duties hereunder, provided that the foregoing shall not prevent the Executive from participating in charitable, community or industry affairs and from managing his and his family's passive personal investments to the extent such activities do not interfere with the performance of his duties hereunder.

3. Compensation and Benefits. During the Employment Term, the Company shall pay and provide the Executive the following:

3.1 Base Salary. The Company shall pay the Executive a base salary (the "Base Salary") at an annual rate of not less than Two Hundred Three Thousand Dollars ($203,000) per year in accordance with the Company's normal payroll practices for executives. Base Salary shall be subject to annual review by the Board of Directors of the Company (the "Board"), or a duly authorized committee thereof, for increase (but not decrease) in January of each year, commencing in January, 2000, provided that in each such January the Base Salary shall be increased by an amount necessary to adjust for any increase in the cost of living during the twelve (12) month period ending during the prior November based on the Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W) selected areas (NY-NJ-CT), all items index published by the Bureau of Labor Statistics of the United States Department of Labor. Once increased, Base Salary shall not be reduced and shall thereafter, as increased, shall be the Base Salary hereunder.

3.2 Commissions. The Company shall pay the Executive an annual commission (the "Annual Commission") for each fiscal year ending during the Employment Term, commencing with the fiscal year commencing on January 1, 1999, equal to ten percent (10%) of the Margin (as defined below) during each such fiscal year. Each Annual Commission shall be paid in a single cash lump sum after the end of each fiscal year based on the Company's actual receipts during such year. "Margin" shall mean, for each fiscal year, the net paid revenues (after deduction of duty and shipping) received during such fiscal year from all sales directly and solely made by the Executive reduced by all costs directly attributable to such sales (including, but not limited to, cost of materials, finance charges in accordance with the Company's policy in effect from time to time, storage charges and fees to third parties), provided that Margin shall be determined without regard to the cost of the Annual Commissions. The Annual Commission payments will be based solely on the Company's actual cash receipts (rather than receivables) for each fiscal year and direct costs shall be first attributed to any amounts from sales revenues received in installments. Any refunds, chargebacks, increases and similar adjustments for amounts received in prior fiscal years shall be adjusted in the next Annual Commission or, if none, refunded by or paid to the Executive, as appropriate. Not more than thirty (30) days after the end of each fiscal year, the Executive shall submit to the Company a written summary of his calculation of the Margin and Annual Commission payable with respect to such fiscal year (together with supporting quantitative date and the methods used to make such calculations). The Company shall have twenty (20) days to review such calculations. In the event that the Company does not agree with the Executive's calculation of the Margin or Annual Commission, the Company will provide the Executive with written notice specifying the details of such dispute within such twenty (20) day period. If the parties cannot resolve the dispute within ten (10) days,  the Margin and the Annual Commission shall be referred to the Company's independent certified public accountants, or such other party as mutually agreed by the parties hereto, for determination (the "Accountants"). The Company shall provide the Executive with a copy of the Accountants' determination (together with supporting quantitative data and the methods used to make such calculations). The Accountants' determination shall be final, binding and conclusive on the parties hereto. The Accountants' shall have thirty (30) days to perform such calculations and such calculations shall delay the payment date with regard to amounts in question, but not other amounts. All amounts shall be paid within ten (10) days of the determination (as set forth above) that such amounts are due. The Company may, in its sole discretion and without liability for lost Annual Commissions, reject sales or other transactions, compromise or settle amounts due, make refunds or not pursue collections. In no event shall the Executive be entitled to receive any Annual Commission with regard to any sales made after his date of termination.

3.3 Employee Benefits. The Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee benefit, welfare, retirement, savings, stock option and incentive plans and programs generally provided by the Company to its senior executives from time to time.

3.4 Vacation. The Executive shall be entitled to paid vacation in accordance with the standard written policies of the Company with regard to vacations of executives, but in no event less than three (3) weeks per calendar year (with proration for partial years). Unused vacation shall not accrue from year to year nor be paid for.

4. Expenses. In accordance with its policies in effect from time to time, upon submission of appropriate documentation, the Company shall pay, or reimburse, the Executive for ordinary and necessary business expenses within such policy which the Executive incurs in connection with the performance of his duties hereunder.

5. Termination of Employment and the Employment Term. The Executive's employment with the Company and the Employment Term shall terminate upon the occurrence of the first of the following events:

5.1 Death. Automatically on the date of the Executive's death.

5.2 Termination By the Company for Cause. Immediately upon written notice by the Company to the Executive of a termination for Cause. "Cause" shall mean: (i) the Executive's commission of, or indictment for (A) a felony, or (B) any misdemeanor involving theft, fraud or moral turpitude; (ii) the Executive's failure to reasonably promptly follow the legal written direction of the Chief Executive Officer of the Company with regard to matters commensurate with his position; (iii) theft, dishonesty, fraud or breach of fiduciary duty by the Executive with regard to the Company; (iv) willful misconduct or gross negligence by the Executive with regard to the Company, its business, assets or employees; (v) any material breach by the Executive of this Agreement that is not cured by the Executive within twenty (20) days after receipt by the Executive of a written notice from the Company specifying the details thereof; (vi) the Executive's failure to attempt to perform his duties hereunder which is not remedied within five (5) days after receipt by the Executive of a written notice from the Company specifying the details thereof; (vii) the Executive's Material Unsatisfactory Performance (as defined below); or (viii) the Executive's inability due to injury, illness, disease or bodily or mental infirmity, to perform his material duties hereunder for a period of more than one hundred twenty (120) days during any three hundred sixty-five (365) consecutive day period. Reference in this Section 5.2 to the Company shall also include direct and indirect subsidiaries of the Company. Material Unsatisfactory Performance shall mean that, with regard to any fiscal year, the Margin (determined in accordance with Section 3.2 above) in such fiscal year is less than $500,000 (prorated for any short fiscal year). For purposes of this Section 5.2, a "sale" shall be deemed made at the earliest of (i) when an order is formally confirmed or otherwise accepted in writing by the Company, (ii) when an order number is issued, or (iii) when actions are initially taken by the Company to fill the order.

5.3 Termination By the Company without Cause. Upon written notice by the Company to the Executive of a termination without Cause.

6. Consequences of a Termination of Employment.

6.1 Termination due to Death. If the Employment Term terminates on account of the Executive's death, (i) the Executive's estate shall be entitled to: (x) prompt payment of any unpaid Base Salary and any accrued vacation, and (y) reimbursement for any unreimbursed business expenses, and (ii) any amounts or benefits due under any benefit plan, grant or program (including, but not limited to, group health and life insurance arrangements in which the Executive participates) shall be paid in accordance with the terms of said plan, grant or program (collectively, the "Accrued Obligations"). In addition, in the event of the termination of the Executive's employment on account of his death, the Executive's estate shall be entitled to payment of any unpaid Annual Commissions on sales occurring on or prior to the date of the Executive's termination of employment.

6.2 Termination by the Company for Cause or Voluntary Termination by the Executive. If the Executive is terminated by the Company for Cause or the Executive terminates his employment in breach of this Agreement, the Executive shall be entitled to receive any Accrued Obligations and payment of any unpaid Annual Commissions on sales occurring on or prior to the Executive's date of termination in full settlement of all amounts owed him. In the event the Executive terminates his employment in breach of this Agreement, the Company hereby reserves all rights which it has at law arising in connection with such breach (without limitation of its rights under Section 7.6 below).

6.3 Termination by the Company without Cause. If the Executive is terminated by the Company without Cause, the Executive shall, subject to cutoff in accordance with Section 7.6 below, be entitled to receive in full settlement of all amounts owed to him, provided he delivers to the Company a release of all claims relating to his employment and the termination thereof (other than those specifically payable hereunder and any rights of indemnification under the Company's organizational documents) running to the Company, its subsidiaries and related entities and their respective past or present officers, directors and employees in such form as requested by the Company, the following:

(a)           Any Accrued Obligations;

(b)           Payment of any unpaid Annual Commissions on sales occurring on or prior to the date of the Executive's termination of employment; and

(c)           Continued payment on a monthly basis of the Executive's then current monthly Base Salary (without future increase) for the number of months then remaining in the Employment Term.

6.4 Sales after a Termination of Employment. Notwithstanding anything herein to the contrary, in no event shall the Executive be entitled to receive Annual Commissions under this Agreement or otherwise be compensated for sales occurring following his date of termination.

7. Non-Competition, Non-Solicitation, Confidentiality, Return of Property.

7.1 Non-Competition. During the Employment Term and the twelve (12) month period thereafter or, if longer, the period during which the Executive is receiving severance payments pursuant to Section 6.3(b) above, the Executive shall not be engaged as, or be, an employee, director, partner, principal, shareholder, advisor, in any other business, activity or conduct which competes with the business of the Company, provided that, with regard to the period after the Executive's termination of employment, the foregoing shall only apply to competition with regard to aluminum and such other commodities as were being sold by the Company within six (6) months prior to the date of termination. Notwithstanding the foregoing, competition shall not include holding five percent (5%) or less of an interest in the equity or debt of any publicly traded company. For purposes of this Section 7, "Company" shall mean the Company and its subsidiaries and affiliates.

7.2 Non-Solicitation. During the Employment Term and the eighteen (18) month period thereafter or, if longer, the period during which the Executive is receiving severance payments pursuant to Section 6.3(b) above, the Executive shall not, directly or indirectly (i) solicit any customer, client, supplier, or middleman of the Company or induce any customer, client, supplier, or middleman of the Company to terminate, or otherwise to cease, reduce, or diminish in any way its relationship with the Company, provided that, with regard to the period after the Executive's termination of employment, the foregoing shall only apply to solicitation or inducement involving aluminum and such other commodities as were being sold by the Company within six (6) months prior to the date of termination so long as the Executive is not in violation of his obligations under Section 7.3 below, or (ii) solicit or induce, or attempt to solicit or induce, any non-clerical employees, sales representatives, agents, consultants, of the Company to terminate such person's employment, representation or other association with the Company.

7.3 Confidentiality. The Executive specifically acknowledges that any trade secrets or confidential business and technical information of the Company or its vendors, suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in mind or memory and whether compiled by the Executive or the Company (collectively, "Confidential Information"), derives independent economic value from not being readily known to or ascertainable by proper means by others; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its vendors, suppliers, or customers and that any retention, use or disclosure of such information by the Executive during the Employment Term (except in the course of performing duties and obligations of employment with the Company) or any time after termination thereof, shall constitute misappropriation of the trade secrets of the Company or its vendors, suppliers, or customers, provided that Confidential Information shall not include: (i) information that is at the time of disclosure public knowledge or generally known within the industry; (ii) information deemed in good faith by the Executive, while employed by the Company, desirable to disclose in the course of performing the Executive's duties; (iii) information the disclosure of which the Executive in good faith deems necessary in defense of the Executive's rights provided such disclosure by the Executive is limited to only disclose as necessary for such purpose; or (iv) information disclosed by the Executive to comply with a court, or other lawful compulsory, order compelling him to do so, provided the Executive gives the Company prompt notice of the receipt of such order and the disclosure by the Executive is limited to only disclosure necessary for such purpose.

7.4 Return of Property. Upon the termination of the Executive's employment or at any other time upon written request by the Company, the Executive shall promptly deliver to the Company all records, files, memoranda, designs, data, reports, drawings, plans, computer programs, software and other documents (and all copies or reproductions of such materials in his possession or control) belonging to the Company. Notwithstanding the foregoing, the Executive may retain his rolodex and similar phone directories (collectively, the "Rolodex") to the extent the Rolodex does not contain information other than name, address, telephone number and similar information.

7.5 Scope of Restrictions. If, at the time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

7.6 Remedies. In the event of a material breach or threatened material breach of this Section 7, the Company, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 7. In the event the Executive breaches his covenants under Section 7.1 or Section 7.2 above, the Company may immediately cease payment to the Executive of all future amounts due under Sections 6.3(b) and (c) above.

8. Assignment. This Agreement may be assigned by the Company only with all or substantially all of the assets of the Company or the portion of the Company with which the Executive is primarily employed. This Agreement is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the parties' representatives, executors, and administrators, successors, permitted assigns, heirs, distributees, devisees, and legatees. If the Executive should die after a termination while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

9. Arbitration. All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 7 hereof, shall be settled exclusively by arbitration in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association ("AAA") then in effect. The determination of the arbitrators shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of the AAA and the arbitrator shall be borne as determined by the arbitrator.

10. Miscellaneous.

10.1 Entire Agreement. This Agreement supersedes any and all prior agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

10.2 Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

10.3 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or one (1) day after sending by express mail or other "overnight mail service," or three (3) days after sending by certified or registered mail, postage prepaid, return receipt requested. Notice shall be sent as follows: if to the Executive, to the address as listed in the Company's records with a copy to Cheryl V. Reicin, Esq., McDermott, Will & Emory, 50 Rockefeller Plaza, New York, New York 10020, and if to the Company, to the address set forth on the first page of this Agreement, attention of the Chief Executive Officer with a copy to the Company's General Counsel. Either party may change the notice address by notice given as aforesaid.

10.4 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

10.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

10.6 Tax Withholding. The Company may withhold from any benefits payable under this Agreement or otherwise all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

10.7 Governing Law. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Delaware, without regard to any otherwise applicable principles of conflicts of laws.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the day and year first above written.

INTEGRATED TECHNOLOGY USA, INC.

By:	/s/ William Spier
Name: William Spier
Title:

/s/ Harvey Wrubel
Harvey Wrubel